Exhibit 3.48

ARTICLES OF INCORPORATION

OF

Tutor-Saliba Builders

A California Corporation

ARTICLE ONE

Name: The name of this corporation is Tutor-Saliba Builders.

ARTICLE TWO

Purpose: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE THREE

Agent for Service of Process: The name and address in the State of California of this corporation’s initial agent for service of process is:

John D. Barrett

15901 Olden Street

Sylmar, CA 91342-1093

ARTICLE FOUR

Stock: This corporation is authorized to issue only one class of shares of stock, which shall be called “common”. The total number of shares which this corporation is authorized to issue is 10,000.

ARTICLE FIVE

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE SIX

The corporation is authorized to indemnify the directors and the officers of the corporation to the fullest extent permissible under California law.

ARTICLE SEVEN

No Preferences, Privileges, Restrictions: No Distinction shall exist between the shares of the corporations or the holders thereof.

IN WITNESS WHEREOF, the undersigned who is the incorporator of this corporation, execute these Articles of Incorporation on August 20, 2003

/s/Trudy Fielding
Trudy Fielding
Incorporator